EXHIBIT 4.2

REDACTED AND CONFORMED COPY

THE SECURITIES PURCHASABLE UNDER THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO SUCH SECURITIES UNLESS SOLD, OFFERED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED UNDER AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS. THIS WARRANT AND THE SECURITIES REPRESENTED BY THIS WARRANT ARE TRANSFERABLE ONLY AS PROVIDED HEREIN AND ARE SUBJECT TO THAT CERTAIN ASSET PURCHASE AGREEMENT DATED AS OF MARCH 4, 2004 BY AND AMOUNG THE COMPANY, THE HOLDER, BRUNO DELEAN AND NICOLAS VANDENBERGHE.

IDENTIX INCORPORATED

Warrant for Shares of Common Stock

(Void after March 9, 2014)

CSW No. 1 800,000 Shares

          FOR VALUE RECEIVED, IDENTIX INCORPORATED, a Delaware corporation (the “Company”), hereby certifies that DELEAN VISION WORLDWIDE, INC., a British Virgin Island corporation, (the “Holder”) is entitled to purchase from the Company, subject to the provisions of this Warrant and in accordance with the Contingent Vesting Schedule indicated on Annex A hereto, at any time commencing from March 9, 2005 until 5:00 p.m. (Minneapolis time) on March 9, 2014 (the “Termination Date”), Eight Hundred Thousand (800,000) fully paid and non-assessable shares of Common Stock, at an initial per share exercise price equal to $4.70. The shares of Common Stock or other securities or property deliverable upon such exercise are hereinafter sometimes referred to as the “Warrant Shares.” The exercise price of a share of Common Stock in effect at any time is hereinafter sometimes referred to as the “Per Share Exercise Price” and the aggregate purchase price payable for the Warrant Shares hereunder is hereinafter sometimes referred to as the “Aggregate Exercise Price.” This Warrant (this “Warrant”) is duly authorized by the Company and issued by the Company on March 9, 2004 in connection with that certain Asset Purchase Agreement dated as of March 4, 2004 (the “Asset Purchase Agreement”) by and among the Company, Holder, Bruno Delean and Nicholas Vandenberghe (Bruno Delean, together with Nicholas Vandenberghe, the “Representing Shareholders”). Capitalized terms not otherwise defined in this Warrant shall have the meanings ascribed thereto in the Asset Purchase Agreement.

Article I. Definitions.

          a. “Change of Control” means the (i) acquisition by an individual or legal entity or group (as defined in Rule 13d-5 of the Securities Exchange Act of 1934, as amended) of more than one-half of the voting rights or equity interests in the Company; (ii) sale, conveyance, or other disposition of all or substantially all of the assets, property or business of the Company, (iii) any reclassification of the Company’s capital, or (iv) the merger into or consolidation with any other corporation or other entity (other than a wholly owned subsidiary corporation) or effectuation of any transaction or series of related transactions where holders of the Company’s voting securities prior to such transaction or series of transactions fail to continue to hold at least 50% of the voting power of the Company.

          b. “Common Stock” means (except where the context otherwise indicates) the Common Stock, $0.01 par value per share, of the Company as constituted on the date hereof, and any capital stock into which such Common Stock may thereafter be changed or converted, and shall also include (i) capital stock of the Company of any other class (regardless of how denominated) issued to the holders of shares of Common Stock upon any reclassification thereof which is also not preferred as to dividends or assets on liquidation over any other class of stock of the Company and which is not subject to redemption and (ii) shares of common stock of any successor or acquiring corporation received by or distributed to the holders of Common Stock of the Company in the circumstances contemplated by Section 5.3.

Article II. Exercise of Warrant.

          a. This Warrant may be exercised in whole or in part, at any time by the Holder commencing upon March 9, 2005, subject and pursuant to the terms of the Contingent Vesting Schedule attached hereto as Annex A and prior to the Termination Date by presentation and surrender of this Warrant (with the subscription form at the end hereof duly executed) at the address set forth in Section 11 hereof, together with payment, by certified or official bank check payable to the order of the Company, of the Aggregate Exercise Price or the proportionate part thereof if exercised in part.

          b. If this Warrant is exercised in part only, the Company shall, upon presentation of this Warrant upon such exercise, execute and deliver (with the certificate for the Warrant Shares purchased) a new Warrant evidencing the rights of the Holder hereof to purchase the balance of the Warrant Shares purchasable hereunder upon the same terms and conditions as herein set forth including those of the Contingent Vesting Schedule attached hereto as Annex A. Upon proper exercise of this Warrant, the Company promptly shall deliver certificates for the Warrant Shares to the Holder duly legended as indicated by the Asset Purchase Agreement together with cash in lieu of any fraction of a share, as hereinafter provided, but, in any event, within three (3) business days after such exercise. No fractional shares shall be issued upon exercise of this Warrant. With respect to any fraction of a share called for upon exercise hereof, the Company shall pay to the Holder an amount in cash equal to such fraction multiplied by the Current Market Price of one (1) share of Common Stock. The stock certificate or certificates so delivered shall be, to the extent possible, in such denomination or denominations as the Holder shall request in the notice and shall be registered in the name of the Holder or such other name as shall be designated by the Holder. This Warrant shall be deemed to have been exercised and such certificate or certificates shall be deemed to have been issued, and the Holder or any other person so designated to be named therein shall be deemed to have become a Holder of record of such shares for all purposes, as of the date when the notice, together with the payment of the applicable exercise price and this Warrant, is received by the Company as described above.

Article III. Reservation of Warrant Shares; Fully Paid Shares; Taxes. The Company hereby undertakes until expiration of this Warrant to reserve for issuance or delivery upon exercise of this Warrant, such number of shares of the Common Stock as shall be required for issuance and/or delivery upon exercise of this Warrant in full in accordance with the terms hereof, and agrees that all Warrant Shares so issued and/or delivered shall be validly issued, fully paid and non-assessable and not subject to any preemptive rights, and further agrees to pay all taxes and charges that may be imposed upon such issuance and/or delivery.

Article IV. Registration Rights Under Securities Act of 1933, as Amended. The Holder of this Warrant shall be entitled to registration rights with respect to the Warrant Shares as provided in Articles 3 and 10 of the Asset Purchase Agreement.

Article V. Adjustments. The number of shares of Common Stock for which this Warrant is exercisable, and the price at which such shares may be purchased upon exercise of this Warrant, shall be subject to adjustment from time to time as set forth in this Section 5. The Company shall give the Holder notice of any event described below which requires an adjustment pursuant to this Section 5 in accordance with Sections 6.1 and 6.2.

Section 5.01 Stock Dividends, Subdivisions and Combinations. If at any time while this Warrant is outstanding the Company shall:

i.	take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend payable in, or other distribution of, additional shares of Common Stock,

ii.	subdivide its outstanding shares of Common Stock into a larger number of shares of Common Stock, or

iii.	combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock, then:

(1)	the number of shares of Common Stock acquirable upon exercise of this Warrant immediately after the occurrence of any such event shall be adjusted to equal the number of shares of Common Stock which a record holder of the same number of shares of Common Stock that would have been acquirable under this Warrant immediately prior to the occurrence of such event would own or be entitled to receive after the happening of such event, and

(2)	the Per Share Exercise Price shall be adjusted to equal:

(A)	the Per Share Exercise Price in effect immediately prior to the occurrence of such event multiplied by the number of shares of Common Stock into which this Warrant is exercisable immediately prior to the adjustment, divided by

(B)	the number of shares of Common Stock into which this Warrant is exercisable immediately after such adjustment.

Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution, and any adjustment pursuant to clauses (ii) or (iii) of this paragraph shall become effective immediately after the effective date of such subdivision or combination.

Section 5.02 Fractional Interests. In computing adjustments under this Section 5, all calculations shall be made to the nearest 1/100th of a share.

Section 5.03 Reorganization, Reclassification, Merger, Consolidation or Disposition of Assets.

               c. If, prior to the Termination Date, there shall occur a Change of Control and, pursuant to the terms of such Change of Control, shares of common stock of the successor or acquiring corporation, or any cash, shares of stock or other securities or property of any nature whatsoever (including warrants or other subscription or purchase rights) in addition to or in lieu of common stock of the successor or acquiring corporation (“Other Property”), are to be received by or distributed to the holders of Common Stock of the Company, then the Holder of this Warrant shall have the right thereafter to receive, upon the exercise of the Warrant, the number of shares of common stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and the Other Property receivable upon or as a result of such Change of Control by a holder of the number of shares of Common Stock into which this Warrant is exercisable immediately prior to such event.

               d. In case of any such Change of Control, the successor or acquiring corporation (if other than the Company) shall expressly assume the due and punctual observance and performance of each and every covenant and condition contained in this Warrant to be performed and observed by the Company and all of the Company’s obligations and liabilities hereunder, subject to such modifications as may be deemed appropriate (as determined in good faith by resolution of the Board of Directors of the Company) in order to provide for adjustments of shares of the Common Stock into which this Warrant is exercisable which shall be as nearly equivalent as practicable to the adjustments provided for in this Section 5.

Section 5.04 Other Action Affecting Common Stock. In case at any time or from time to time the Company shall take any action in respect of its Common Stock, then, unless such action will not have a materially adverse effect upon the rights of the holder of this Warrant, the number of shares of Common Stock or other stock into which this Warrant is exercisable and/or the purchase price thereof shall be adjusted in such manner as may be equitable in the circumstances.

Section 5.05 Certain Limitations. Notwithstanding anything herein to the contrary, the Company agrees not to enter into any transaction which, by reason of any adjustment hereunder, would cause the Per Share Exercise Price to be less than the par value per share of Common Stock.

Article VI. Notices to Warrant Holders.

Section 6.01 Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Per Share Exercise Price, or the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon exercise of the Warrants owned by such Holder, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to the Holder of this Warrant a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of the Holder of this Warrant, furnish or cause to be furnished to such Holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Per Share Exercise Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the exercise of Warrants owned by such Holder.

Section 6.02 Notice of Corporate Action. If at any time:

               e. the Company shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution, or any right to subscribe for or purchase any evidences of its indebtedness, any shares of stock of any class or any other securities or property, or to receive any other right, or

               f. there shall be any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company or any consolidation or merger of the Company with, or any sale, transfer or other disposition of all or substantially all the property, assets or business of the Company to, another corporation or other person, or

               g. there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company;

then, in any one or more of such cases, the Company shall give to the Holder (i) at least 15 days’ prior written notice of the record date selected for such dividend, distribution or right or for determining rights to vote in respect of any such reorganization, reclassification, merger, consolidation, sale, transfer, disposition, dissolution, liquidation or winding up, and (ii) in the case of any such reorganization, reclassification, merger, consolidation, sale, transfer, disposition, dissolution, liquidation or winding up, at least 15 days’ prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause also shall specify (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right, the date on which the holders of Common Stock shall be entitled to any such dividend, distribution or right, and the amount and character thereof, and (ii) the date on which any such reorganization, reclassification, merger, consolidation, sale, transfer, disposition, dissolution, liquidation or winding up is to take place and the time, if any such time is to be fixed, as of which the holders of Common Stock shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reorganization, reclassification, merger, consolidation, sale, transfer, disposition, dissolution, liquidation or winding up. Each such written notice shall be sufficiently given if addressed to the Holder at the last address of the Holder appearing on the books of the Company and delivered in accordance with Section 11. The failure to give any notice required by this Section 6.2 shall not invalidate any such corporate action.

Section 6.03 Notice to Stockholders. The Holder shall be entitled to the same rights to receive notice of corporation action as any holder of Common Stock.

Article VII. No Impairment. The Company shall not by any action, including, without limitation, amending its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of the Holder against impairment. Without limiting the generality of the foregoing, the Company will (a) not increase the par value of any shares of Common Stock receivable upon the exercise of this Warrant above the amount payable therefor upon such exercise immediately prior to such increase in par value, (b) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant, and (c) use its best efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof as may be necessary to enable the Company to perform its obligations under this Warrant. Upon the request of the Holder, the Company will at any time during the period this Warrant is outstanding acknowledge in writing, in form satisfactory to the Holder, the continuing validity of this Warrant and the obligations of the Company hereunder.

Article VIII. Limited Transferability.

          h. The Holder represents that by accepting this Warrant it understands that this Warrant and the Warrant Shares have not been registered for sale under Federal or state securities laws and are being offered and sold to the Holder pursuant to one or more exemptions from the registration requirements of such securities laws. In the absence of an effective registration of such securities or an exemption therefrom, any certificates for such securities shall bear the legend set forth on the first page hereof. The Holder understands that it must bear the economic risk of its investment in this Warrant and the Warrant Shares for an indefinite period of time, as this Warrant and the Warrant Shares have not been registered under Federal or state securities laws. This Warrant may not be transferred except as expressly set forth in Section 8(c) below. The Warrant Shares cannot be sold or transferred unless registered under applicable Federal and state securities laws; provided, however, that the Holder may transfer all or any portion of the Warrant Shares to the Representing Shareholders and the other shareholders of the Holder if such transfer is made pursuant to an available exemption from registration under applicable securities laws.

          i. The Holder, by its acceptance of this Warrant, represents to the Company that it is acquiring this Warrant and will acquire any Warrant Shares for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act of 1933, as amended (the “Act”). The Holder agrees that this Warrant may not be transferred except as expressly set forth in Section 8(c) below. The Holder also agrees that the Warrant Shares may not be sold or otherwise transferred unless (i) a registration statement with respect to such transfer is effective under the Act and any applicable state securities laws or (ii) such sale or transfer is made pursuant to one or more exemptions from the Act. Notwithstanding the foregoing, the Holder may transfer all or any portion of the Warrant Shares to the Representing Shareholders and the other shareholders of the Holder if such transfer is made pursuant to an available exemption from registration under the Act.

          j. This Warrant may not be sold, transferred, assigned or hypothecated except to an escrow agent unanimously appointed by the Holder, the Representing Shareholders and other shareholders of the Holder (the “Escrow Agent”) to be held in escrow on behalf of the Holder and such shareholders for contingent exercise as provided for herein, and is so transferable only upon the books of the Company which the Company shall cause to be maintained for such purpose. The Company may treat the registered Holder of this Warrant as it appears on the Company’s books at any time as the Holder for all purposes. The Company shall permit the duly authorized Holder of this Warrant, upon written request during ordinary business hours, to inspect and copy or make extracts from its books showing the registered Holder of the Warrant. All Warrants issued upon the transfer or assignment of this Warrant will be dated the same date as this Warrant, and all rights of the holder thereof shall be identical to those of the Holder.

Article IX. Loss, etc., of Warrant. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and of indemnity reasonably satisfactory to the Company, if lost, stolen or destroyed, and upon surrender and cancellation of this Warrant, if mutilated, the Company shall execute and deliver to the Holder a new Warrant of like date, tenor and denomination.

Article X. Status of Holder. This Warrant does not confer upon the Holder any right to vote or to consent to or receive notice as a stockholder of the Company, as such, in respect of any matters whatsoever, or any other rights or liabilities as a stockholder, prior to the exercise hereof.

Article XI. Notices. No notice or other communication under this Warrant shall be effective unless, but any notice or other communication shall be effective and shall be deemed to have been given if, the same is in writing and is mailed by first-class mail, postage prepaid, addressed to:

If to the Holder:	Delean Vision Worldwide, Inc.
Bison Court, P.O. Box 3460
Road Town, Tortola
British Virgins Islands

Attention: President & CEO

If to the Company:	Identix Incorporated
5600 Rowland Road
Minnetonka, MN 55343
Attention: CFO

Article XII. Headings. The headings of this Warrant have been inserted as a matter of convenience and shall not affect the construction hereof.

Article XIII. Applicable Law. This Warrant shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law.

Article XIV. Successors and Assigns. Subject to compliance with the provisions of Section 8, this Warrant and the rights evidenced hereby shall inure to the benefit of and be binding upon the successors of the Company and the successors and assigns of the Holder. The provisions of this Warrant are intended to be for the benefit of all Holders from time to time of this Warrant, and shall be enforceable by any such Holder, but nothing in this Warrant shall be construed to give any person or corporation or other entity, other than the Company and the Holder and their respective successors and assigns, any legal or equitable right, remedy or cause under this Warrant.

THE REST OF THIS PAGE IS LEFT BLANK INTENTIONALLY.

          IN WITNESS WHEREOF, the Company has caused this Warrant to be signed by its President and Chief Executive Officer and its corporate seal to be hereunto affixed and attested by its Secretary this 9th day of March, 2004.

IDENTIX INCORPORATED

By
Name: Joseph J. Atick
Title: President & CEO

ATTESTED

Corporate Seal

By
Name: Mark S. Molina
Title: General Counsel & Secretary